Exhibit 99.1

HYATT REPORTS SECOND QUARTER 2025 RESULTS
CHICAGO (August 7, 2025) - Hyatt Hotels Corporation ("Hyatt," "the Company," "we," "us," or "our") (NYSE: H) today reported second quarter 2025 results. Highlights include:
•Comparable system-wide hotels RevPAR increased 1.6%, compared to the second quarter of 2024
•Net rooms growth was 11.8% and net rooms growth excluding acquisitions was 6.5%
•Net Income (loss) attributable to Hyatt Hotels Corporation was $(3) million and Adjusted Net Income was $66 million
•Diluted EPS was $(0.03) and Adjusted Diluted EPS was $0.68
•Gross fees were $301 million, an increase of 9.5%, compared to the second quarter of 2024
•Adjusted EBITDA was $303 million, a decrease of 1.1%, compared to the second quarter of 2024, or an increase of 9.0% after adjusting for assets sold in 2024
•Pipeline of executed management or franchise contracts was approximately 140,000 rooms, an increase of approximately 8%, compared to the second quarter of 2024
•Full Year 2025 Outlook: The following metrics do not include the impact of the Playa Hotels Acquisition and the pending Playa Real Estate Transaction. Refer to page 3 and the tables beginning on schedule A-11 for the impact of Playa on full year outlook.
◦Comparable system-wide hotels RevPAR growth is projected between 1% to 3%, compared to the full year 2024
◦Net rooms growth excluding acquisitions is projected between 6% to 7%, compared to the full year 2024
◦Net income is projected between $135 million and $165 million
◦Adjusted EBITDA is projected between $1,085 million and $1,130 million, an increase of 7% to 11% after adjusting for assets sold in 2024, compared to the full year 2024
◦Capital Returns to Shareholders is projected to be approximately $300 million, through a combination of dividends and share repurchases
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, “The second quarter’s results reflect solid performance across our business, including strong fee contribution in a lower RevPAR growth environment. As we look ahead, we are encouraged by recent booking trends, leaving us optimistic about improving performance in the fourth quarter and into next year. We are confident that we will continue to deliver strong financial results as we leverage our brand-led strategy and long history of industry leading net rooms growth.”
Mr. Hoplamazian continued, "The Playa transactions, including the agreement to sell the entirety of Playa’s real estate portfolio, reinforce our commitment to our asset-light business model and solidifies our leadership in the fast-growing luxury all-inclusive segment. The acquisition and planned disposition of the Playa real estate portfolio, at an attractive multiple, allows us to once again create highly durable fees and long term value for shareholders.”
Refer to the table on schedule A-9 for a summary of special items impacting Adjusted Net Income and Adjusted Diluted EPS for the three and six months ended June 30, 2025.
Note: All RevPAR and ADR growth percentage changes are in constant dollars. All Net Package RevPAR and Net Package ADR growth percentage changes are in reported dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on schedule A-6.

Second Quarter Operational Commentary
•Luxury chain scales drove RevPAR growth in the second quarter, while select service hotels in the United States saw RevPAR decline compared to the second quarter of 2024. RevPAR growth was negatively impacted by 60 bps due to the timing of the Easter holiday in the second quarter, which fell in the first quarter last year.
•Gross fees increased 10% in the quarter, compared to the second quarter last year, with properties from the Bahia Principe and Standard International Transactions contributing approximately $11 million, or approximately 42% of the total gross fees growth.
◦Base management fees: increased 13%, driven by managed hotel RevPAR growth and the contribution of newly-opened hotels.
◦Incentive management fees: grew 15%, led by newly-opened hotels, all-inclusive resorts performance, United States resorts, and favorable foreign currency exchange rates.
◦Franchise and other fees: expanded 4%, due to non-RevPAR fee contributions and newly-opened hotels.
•Owned and leased segment Adjusted EBITDA increased 1%, compared to the second quarter of 2024, after adjusting for assets sold in 2024 and the impact of the Playa Hotels Acquisition. Comparable owned and leased margin decreased by 170 bps in the second quarter, compared to the same period in 2024.
•Distribution segment Adjusted EBITDA was flat, compared to the second quarter of 2024, as higher pricing, effective cost management, and favorable foreign currency exchange offset lower booking volumes.
Openings and Development
During the second quarter, the Company:
•Opened 8,920 rooms, inclusive of approximately 2,600 rooms associated with the Playa Hotels Acquisition. Notable openings included:
◦Hyatt Regency Zadar, Hyatt's first property in Croatia; Dreams Rose Hall Resort & Spa; Zélia Halkidiki, a Destination by Hyatt hotel; and AluaSoul Sunny Beach.
•Announced a new upscale brand, Unscripted by Hyatt, which is designed to unlock growth through adaptive reuse and conversion-friendly opportunities, giving owners a flexible path to benefit from our global distribution and World of Hyatt loyalty program.
Transactions
The Company has provided the following updates on the Playa Hotels Acquisition and Playa Real Estate Transaction:
•Announced the completion of the Playa Hotels Acquisition for $2.6 billion on June 17, 2025.
•Announced entry into a definitive agreement with Tortuga Resorts, a joint venture between an affiliate of KSL Capital Partners, LLC and Rodina, to sell the entirety of the real estate portfolio acquired as part of the Playa Hotels Acquisition for $2.0 billion on June 30, 2025. Concurrent with the sale, which is expected to close before the end of 2025, the Company will enter into 50-year management agreements for 13 of the 15 resorts.
◦The Company is required to use the proceeds from the Playa Real Estate Transaction to repay the $1.7 billion delayed draw term loan used to fund a portion of the Playa Hotels Acquisition.
Balance Sheet and Liquidity
As of June 30, 2025, the Company reported the following:
•Total debt of $6.0 billion, inclusive of the $1.7 billion delayed draw term loan facility.
•Total liquidity of $2.4 billion, inclusive of:
◦$912 million of cash and cash equivalents, and short-term investments, and
◦$1,497 million of borrowing capacity under Hyatt's revolving credit facility, net of letters of credit outstanding.
•Total remaining share repurchase authorization of $822 million. The Company did not repurchase any shares of Class A common stock during the second quarter.
•The Company's board of directors has declared a cash dividend of $0.15 per share for the third quarter of 2025. The dividend is payable on September 10, 2025 to Class A and Class B stockholders of record as of August 27, 2025.

2025 Outlook

2025 Full Year Outlook, excluding the impact of the Playa Hotels Acquisition and Playa Real Estate Transaction
	2025 Outlook	2024 Reported	Growth vs 2024
System-Wide Hotels RevPAR Growth			1% to 3%
Net Rooms Growth			6% to 7%
(in millions)
Net Income	$135 - $165	$1,296	(90)% to (87)%
Gross Fees	$1,195 - $1,215	$1,099	9% to 11%
Adjusted G&A Expenses[1]	$450 - $460	$444	1% to 4%
Adjusted EBITDA[1]	$1,085 - $1,130	$1,016[2]	7% to 11%[2]
Capital Expenditures	Approx. $150	$170	Approx. (12)%
Adjusted Free Cash Flow[1]	$450 - $500	$540	(17)% to (7)%
Capital Returns to Shareholders[3]	Approx. $300
1 Refer to the tables on schedule A-11 for a reconciliation of estimated net income (loss) attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
2 Reflects a reduction of $80 million to 2024 owned and leased segment Adjusted EBITDA to account for the impact of sold hotels. Refer to schedule A-10 for further details.
3 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
•System-wide RevPAR outlook implies balance of year growth of 0% at the low end of our range and 2% at the high end of our range, and reflects a continuation of trends seen in the second quarter into the third quarter while anticipating an improvement in the United States during the fourth quarter.
•Net income outlook projected year over year decline is driven by 2024 gains on sale of real estate and other.
•Adjusted EBITDA outlook is projected between $1,085 million - $1,130 million, growing between 7% to 11% compared to the full year 2024 after adjusting for assets sold in 2024.
•Adjusted Free Cash Flow growth compared to full year 2024 is impacted by elevated levels of interest expense and cash taxes.
•The Company has reinstated its 2025 outlook for capital returns to shareholders, and is projected to return approximately $300 million of capital to shareholders through a combination of cash dividends on its common stock and share repurchases.

2025 Full Year Outlook, including the impact of the Playa Hotels Acquisition
	Hyatt (Ex-Playa)	Playa[4]	Consolidated
System-Wide Hotels RevPAR Growth	1% to 3%	—%	1% to 3%
Net Rooms Growth	6% to 7%	0.7%	6.7% to 7.7%
(in millions)
Net Income	$135 - $165	$(113) - $(112)	$22 - $53
Gross Fees	$1,195 - $1,215	Approx. $(5)	$1,190 - $1,210
Adjusted G&A Expenses[5]	$450 - $460	$4 - $6	$454 - $466
Adjusted EBITDA[5]	$1,085 - $1,130	$70 - $85	$1,155 - $1,215
Capital Expenditures	Approx. $150	$65	Approx. $215
Adjusted Free Cash Flow[5]	$450 - $500	$(15)	$435 - $485
Capital Returns to Shareholders[6]	Approx. $300	$—	Approx. $300
4 Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025. Transaction costs and other expenses associated with the Playa Real Estate Transaction are included for 2025 Adjusted Free Cash Flow and Net Income.
5 Refer to the tables beginning on schedule A-11 for a reconciliation of estimated net income (loss) attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
6 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
Other than with respect to the Playa Hotels Acquisition, as noted above, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 Outlook. The Company's 2025 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, August 7, 2025, at 9:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 800.715.9871 (U.S. Toll-Free) or 646.307.1963 (International Toll Number) using conference ID# 2303828 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Thursday, August 7, 2025 at 12:00 p.m. CT until Thursday, August 14, 2025 at 10:59 p.m. CT by dialing: 800.770.2030 (U.S. Toll-Free) or 647.362.9199 (International Toll Number) using conference ID# 2303828. An archive of the webcast will be available on the Company's website for 90 days.
Investor Contacts
•Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company's plans, strategies, outlook, the number of properties we expect to open in the future, the expected timing and payment of dividends, the Company's 2025 outlook (including and excluding the Playa Hotels Acquisition), including the Company's expected System-wide Hotels RevPAR Growth, Net Rooms Growth, Net Income, Gross Fees, Adjusted G&A Expenses, Adjusted EBITDA, Capital Expenditures, and Adjusted Free Cash Flow, the planned Playa Real Estate Transaction and our ability to reduce our owned real estate asset base within targeted timeframes and at expected values, financial performance, prospective or future events and involve known and unknown risks that are difficult to predict. As a result, the Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and the Company's management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the effects that the announcement or pendency of the planned Playa Real Estate Transaction may have on us, the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement; the effects that any termination of the share purchase agreement may have on us or our business; failure to successfully complete the planned Playa Real Estate Transaction; legal proceedings that may be instituted related to the planned Playa Real Estate Transaction; significant and unexpected costs, charges or expenses related to the planned Playa Real Estate Transaction; inability to obtain regulatory or governmental approvals or to obtain such approvals on satisfactory conditions, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; the impact of global tariff policies or regulations; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations or realize anticipated synergies; failure to successfully complete proposed transactions, including the failure to satisfy closing conditions or obtain required approvals; our ability to successfully complete dispositions of certain of our owned real estate assets within targeted timeframes and at expected values; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the

Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income (Loss); Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; Free Cash Flow; and Adjusted Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt); the Hyatt TikTok account (tiktok.com/@hyatt); the Hyatt X account (x.com/hyatt); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to its guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of June 30, 2025, the Company's portfolio included more than 1,450 hotels and all-inclusive properties in 80 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Sunscape® Resorts & Spas, Alua Hotels & Resorts®, and Bahia Principe Hotels & Resorts; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Unscripted by Hyatt, Hyatt Place®, Hyatt House®, Hyatt Studios, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES:
Base management fees	$113	$100	$227	$198
Incentive management fees	62	54	138	118
Franchise and other fees	126	121	243	221
Gross fees	301	275	608	537
Contra revenue	(15)	(16)	(35)	(29)
Net fees	286	259	573	508
Owned and leased	304	314	523	623
Distribution	262	278	577	597
Other revenues	11	10	22	45
Revenues for reimbursed costs	945	842	1,831	1,644
Total revenues	1,808	1,703	3,526	3,417

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	152	117	278	286
Owned and leased	246	238	440	488
Distribution	219	234	485	508
Other direct costs	20	17	44	62
Transaction and integration costs	82	10	105	18
Depreciation and amortization	82	84	162	176
Reimbursed costs	949	853	1,851	1,689
Total direct and general and administrative expenses	1,750	1,553	3,365	3,227

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	31	4	19	28
Equity earnings (losses) from unconsolidated hospitality ventures	6	(30)	(6)	45
Interest expense	(74)	(40)	(140)	(78)
Gains (losses) on sales of real estate and other	(2)	350	(2)	753
Asset impairments	(10)	—	(14)	(17)
Other income (loss), net	29	28	72	82
Income before income taxes	38	462	90	1,003
Provision for income taxes	(42)	(103)	(70)	(122)
Net income (loss)	$(4)	$359	$20	$881
Net income (loss) attributable to noncontrolling interests	$(1)	$—	$3	$—
Net income (loss) attributable to Hyatt Hotels Corporation	$(3)	$359	$17	$881

EARNINGS (LOSSES) PER CLASS A AND CLASS B SHARE:
Net income (loss) attributable to Hyatt Hotels Corporation—Basic	$(0.03)	$3.55	$0.17	$8.64
Net income (loss) attributable to Hyatt Hotels Corporation—Diluted	$(0.03)	$3.46	$0.17	$8.42

Basic weighted-average shares outstanding	95.6	101.1	95.8	101.9
Diluted weighted-average shares outstanding	97.4	103.7	97.7	104.6

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Geography

	Three Months Ended June 30,
(in constant $)	RevPAR		Occupancy		ADR
	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
System-wide hotels (a)	$150.97	1.6%	73.1%	0.5% pts	$206.47	1.0%
United States	$157.92	(0.1)%	73.9%	(0.9)% pts	$213.74	1.1%
Americas (excluding United States)	$177.83	0.5%	70.7%	(2.0)% pts	$251.36	3.2%
Greater China	$84.82	2.1%	72.2%	3.7% pts	$117.46	(3.1)%
Asia Pacific (excluding Greater China)	$143.97	7.4%	72.2%	2.9% pts	$199.28	3.0%
Europe	$210.42	2.5%	74.0%	0.1% pts	$284.27	2.4%
Middle East & Africa	$138.44	14.0%	69.1%	6.2% pts	$200.22	3.8%

Owned and leased hotels (b)	$232.46	4.4%	75.2%	(0.4)% pts	$309.18	5.0%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
System-wide all-inclusive resorts (c)	$210.03	8.6%	75.0%	3.1% pts	$280.15	4.1%
Americas (excluding United States)	$241.20	6.0%	72.9%	2.5% pts	$330.77	2.3%
Europe (d)	$129.89	22.5%	80.2%	4.5% pts	$161.88	15.6%

	Six Months Ended June 30,
(in constant $)	RevPAR		Occupancy		ADR
	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
System-wide hotels (a)	$143.01	3.6%	69.9%	1.3% pts	$204.54	1.6%
United States	$148.21	2.5%	70.2%	0.6% pts	$211.21	1.7%
Americas (excluding United States)	$184.60	1.4%	69.3%	(1.5)% pts	$266.20	3.6%
Greater China	$82.93	1.1%	69.7%	3.7% pts	$118.99	(4.2)%
Asia Pacific (excluding Greater China)	$149.46	9.3%	72.5%	3.1% pts	$206.16	4.7%
Europe	$168.12	4.8%	66.0%	1.4% pts	$254.91	2.7%
Middle East & Africa	$146.97	10.8%	68.6%	4.4% pts	$214.22	3.7%

Owned and leased hotels (b)	$211.06	6.4%	70.7%	1.2% pts	$298.45	4.7%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
System-wide all-inclusive resorts (c)	$244.70	7.9%	79.1%	4.6% pts	$309.27	1.6%
Americas (excluding United States)	$278.04	6.6%	78.2%	4.8% pts	$355.64	0.1%
Europe (d)	$133.84	16.0%	82.3%	3.8% pts	$162.72	10.7%

(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Brand

	Three Months Ended June 30,
	RevPAR		Occupancy		ADR
(in constant $)	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
Composite Luxury (a)(b)	$209.57	5.1%	72.5%	1.8% pts	$289.12	2.5%
Andaz	$241.48	7.2%	77.6%	3.2% pts	$311.14	2.7%
Grand Hyatt	$182.54	3.7%	74.0%	2.5% pts	$246.78	0.2%
Park Hyatt	$297.56	9.0%	69.9%	2.8% pts	$425.72	4.7%
The Unbound Collection by Hyatt	$224.34	5.6%	67.6%	0.3% pts	$331.97	5.2%

Composite Upper Upscale (a)(c)	$147.52	0.6%	71.9%	0.3% pts	$205.11	0.2%
Hyatt Centric	$170.89	3.1%	78.7%	1.7% pts	$217.28	1.0%
Hyatt Regency	$143.28	(0.1)%	70.7%	(0.1)% pts	$202.59	0.1%
JdV by Hyatt	$127.41	0.5%	70.6%	2.5% pts	$180.45	(3.1)%

Composite Upscale & Upper Midscale (a)(d)	$111.96	(1.2)%	75.3%	(0.2)% pts	$148.75	(0.9)%
Hyatt House	$131.03	(1.6)%	78.3%	(0.4)% pts	$167.41	(1.0)%
Hyatt Place	$111.81	(0.9)%	74.4%	(0.5)% pts	$150.20	(0.2)%
UrCove	$41.58	1.8%	77.9%	5.6% pts	$53.39	(5.5)%

	Net Package RevPAR		Occupancy		Net Package ADR
(in reported $)	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
Composite All-inclusive (e)(f)	$210.03	8.6%	75.0%	3.1% pts	$280.15	4.1%
Dreams Resorts & Spas	$220.88	6.4%	73.8%	1.0% pts	$299.40	5.1%
Secrets Resorts & Spas	$289.92	6.0%	72.7%	2.8% pts	$398.85	1.9%
Alua Hotels & Resorts	$111.23	20.0%	85.0%	2.8% pts	$130.90	16.1%

	Six Months Ended June 30,
	RevPAR		Occupancy		ADR
(in constant $)	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
Composite Luxury (a)(b)	$204.45	6.6%	70.6%	2.5% pts	$289.78	2.8%
Andaz	$234.68	8.7%	75.1%	4.4% pts	$312.56	2.4%
Grand Hyatt	$183.55	4.7%	72.2%	2.4% pts	$254.28	1.2%
Park Hyatt	$308.62	10.9%	70.0%	3.3% pts	$440.97	5.7%
The Unbound Collection by Hyatt	$185.50	7.0%	62.9%	1.9% pts	$294.68	3.6%

Composite Upper Upscale (a)(c)	$138.79	2.9%	68.6%	1.2% pts	$202.35	1.2%
Hyatt Centric	$160.79	4.0%	75.4%	1.9% pts	$213.32	1.4%
Hyatt Regency	$136.68	2.5%	67.8%	0.9% pts	$201.55	1.1%
JdV by Hyatt	$106.36	3.8%	62.6%	2.7% pts	$169.87	(0.8)%

Composite Upscale & Upper Midscale (a)(d)	$103.01	0.6%	71.3%	0.7% pts	$144.45	(0.5)%
Hyatt House	$121.02	—%	74.1%	0.3% pts	$163.24	(0.5)%
Hyatt Place	$102.71	1.0%	70.5%	0.7% pts	$145.62	—%
UrCove	$38.59	(0.8)%	73.8%	3.9% pts	$52.26	(6.0)%

	Net Package RevPAR		Occupancy		Net Package ADR
(in reported $)	2025	vs. 2024	2025	vs. 2024	2025	vs. 2024
Composite All-inclusive (e)(f)	$244.70	7.9%	79.1%	4.6% pts	$309.27	1.6%
Dreams Resorts & Spas	$254.12	3.8%	78.6%	1.4% pts	$323.41	1.9%
Secrets Resorts & Spas	$339.35	8.8%	77.4%	4.6% pts	$438.66	2.5%
Alua Hotels & Resorts	$105.83	15.4%	86.1%	2.6% pts	$122.95	12.0%
(a) Chain scale classification as defined by Smith Travel Research.
(b) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(c) Includes Dream Hotels, Hyatt, Hyatt Centric, Hyatt Regency, and JdV by Hyatt.
(d) Includes Caption by Hyatt, Hyatt House, Hyatt Place, Me and All Hotels, and UrCove.
(e) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impressions by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, and Zoëtry Wellness & Spa Resorts. Includes two non-branded managed properties.
(f) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography

	June 30, 2025
	Managed (a)		Franchised		Owned and Leased (b)		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Geography:
United States	180	64,391	535	97,383	14	5,672	729	167,446
Americas (excluding United States)	37	10,063	45	7,117	4	1,196	86	18,376
Greater China	108	32,304	87	14,530	—	—	195	46,834
Asia Pacific (excluding Greater China)	131	31,665	11	3,368	—	—	142	35,033
Europe	53	12,196	72	11,898	4	1,059	129	25,153
Middle East & Africa	44	10,528	4	776	—	—	48	11,304
System-wide hotels (c)	553	161,147	754	135,072	22	7,927	1,329	304,146

Americas (excluding United States)	94	39,489	—	—	15	5,778	109	45,267
Europe (d)	40	12,116	—	—	9	2,261	49	14,377
System-wide all-inclusive resorts	134	51,605	—	—	24	8,039	158	59,644

System-wide (e)	687	212,752	754	135,072	46	15,966	1,487	363,790

Mr & Mrs Smith (f)							1,182	39,010
Hyatt Vacation Club							22	1,997
Residential							41	4,455
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include Hyatt Vacation Club, Mr & Mrs Smith, and certain residential units.
(f) Represents unaffiliated Mr & Mrs Smith properties available through Hyatt.com. As of June 30, 2025, the Mr & Mrs Smith platform included approximately 2,300 properties (or approximately 106,000 rooms) that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	June 30, 2025
	Managed (a)		Franchised		Owned and Leased (b)		Total
Brands by Chain Scale:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms

Luxury (c)
Alila	18	2,073	—	—	—	—	18	2,073
Andaz	28	6,504	1	715	2	507	31	7,726
Destination by Hyatt	11	2,375	11	4,431	—	—	22	6,806
Grand Hyatt	62	32,497	3	1,331	2	903	67	34,731
Miraval	—	—	—	—	3	383	3	383
Park Hyatt	45	8,379	—	—	3	549	48	8,928
The Unbound Collection by Hyatt	18	3,112	34	5,805	—	—	52	8,917
Thompson Hotels	16	3,329	3	662	—	—	19	3,991

Upper Upscale (c)
Bunkhouse Hotels	10	476	—	—	—	—	10	476
Dream Hotels	4	808	1	178	—	—	5	986
Hyatt	7	1,206	7	1,153	1	1,298	15	3,657
Hyatt Centric	35	7,235	34	6,811	1	138	70	14,184
Hyatt Regency	170	71,665	61	21,590	6	3,355	237	96,610
JdV by Hyatt	15	2,085	41	6,338	—	—	56	8,423
The Standard	7	1,142	3	580	—	—	10	1,722
The StandardX	2	187	—	—	—	—	2	187

Upscale & Upper Midscale (c)
Caption by Hyatt	2	390	2	377	—	—	4	767
Hyatt House	23	3,268	118	16,581	—	—	141	19,849
Hyatt Place	79	13,616	359	50,704	4	794	442	65,114
Me and All Hotels	—	—	7	1,137	—	—	7	1,137
Hyatt Studios	—	—	1	122	—	—	1	122
UrCove	—	—	64	9,194	—	—	64	9,194

All-inclusive
Bahia Principe Hotels & Resorts	21	11,668	—	—	—	—	21	11,668
Breathless Resorts & Spas	6	2,311	—	—	—	—	6	2,311
Dreams Resorts & Spas	32	13,729	—	—	2	912	34	14,641
Hyatt Zilara	1	291	—	—	3	919	4	1,210
Hyatt Ziva	1	438	—	—	5	2,234	6	2,672
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	26	9,765	—	—	1	356	27	10,121
Zoëtry Wellness & Spa Resorts	7	542	—	—	—	—	7	542
Hyatt Vivid Hotels & Resorts	1	400	—	—	1	524	2	924
Sunscape Resorts & Spas	8	3,689	—	—	1	458	9	4,147
Alua Hotels & Resorts	22	6,217	—	—	9	2,261	31	8,478

Other	8	3,032	4	7,363	2	375	14	10,770
System-wide (d)	687	212,752	754	135,072	46	15,966	1,487	363,790

(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Chain scale classification as defined by Smith Travel Research.
(d) Includes 10 properties that Hyatt currently intends to rebrand to the respective brand at a future date.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss) attributable to Hyatt Hotels Corporation	$(3)	$359	$17	$881
Contra revenue	15	16	35	29
Revenues for reimbursed costs	(945)	(842)	(1,831)	(1,644)
Reimbursed costs	949	853	1,851	1,689
Stock-based compensation expense (a)	14	15	45	46
Transaction and integration costs	82	10	105	18
Depreciation and amortization	82	84	162	176
Equity (earnings) losses from unconsolidated hospitality ventures	(6)	30	6	(45)
Interest expense	74	40	140	78
(Gains) losses on sales of real estate and other	2	(350)	2	(753)
Asset impairments	10	—	14	17
Other (income) loss, net	(29)	(28)	(72)	(82)
Provision for income taxes	42	103	70	122
Net income (loss) attributable to noncontrolling interests	(1)	—	3	—
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	17	17	29	34
Adjusted EBITDA	$303	$307	$576	$566
(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.

The table below provides a breakdown for Adjusted EBITDA:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Management and franchising	$238	$222	$474	$425
Owned and leased	64	79	91	141
Distribution	43	43	92	82
Overhead	(42)	(37)	(82)	(83)
Eliminations	—	—	1	1
Adjusted EBITDA	$303	$307	$576	$566

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended June 30, 2025
	Hyatt (Ex-Playa)	Playa (b)	Consolidated
Net income (loss) attributable to Hyatt Hotels Corporation	$72	$(75)	$(3)
Contra revenue	15	—	15
Revenues for reimbursed costs	(945)	—	(945)
Reimbursed costs	949	—	949
Stock-based compensation expense (a)	12	2	14
Transaction and integration costs	14	68	82
Depreciation and amortization	82	—	82
Equity earnings from unconsolidated hospitality ventures	(6)	—	(6)
Interest expense	55	19	74
Losses on sales of real estate and other	2	—	2
Asset impairments	10	—	10
Other (income) loss, net	(29)	—	(29)
Provision for income taxes	42	—	42
Net loss attributable to noncontrolling interests	(1)	—	(1)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	17	—	17
Adjusted EBITDA	$289	$14	$303

(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.
(b) Includes amounts incurred specifically related to the Playa Hotels Acquisition, including amounts recognized by Playa during Hyatt's period of ownership as well amounts recognized by Hyatt prior to and following the completion of the acquisition.

(in millions)	Six Months Ended June 30, 2025
	Hyatt (Ex-Playa)	Playa (d)	Consolidated
Net income (loss) attributable to Hyatt Hotels Corporation	$118	$(101)	$17
Contra revenue	35	—	35
Revenues for reimbursed costs	(1,831)	—	(1,831)
Reimbursed costs	1,851	—	1,851
Stock-based compensation expense (c)	43	2	45
Transaction and integration costs	23	82	105
Depreciation and amortization	162	—	162
Equity losses from unconsolidated hospitality ventures	6	—	6
Interest expense	109	31	140
Losses on sales of real estate and other	2	—	2
Asset impairments	14	—	14
Other (income) loss, net	(72)	—	(72)
Provision for income taxes	70	—	70
Net income attributable to noncontrolling interests	3	—	3
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	29	—	29
Adjusted EBITDA	$562	$14	$576

(c) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses and excludes amounts recognized in transaction and integration costs.
(d) Includes amounts incurred specifically related to the Playa Hotels Acquisition, including amounts recognized by Playa during Hyatt's period of ownership as well amounts recognized by Hyatt prior to and following the completion of the acquisition.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
G&A expenses	$152	$117	$278	$286
Less: Rabbi trust impact	(30)	(4)	(18)	(26)
Less: Stock-based compensation expense	(12)	(14)	(41)	(43)
Adjusted G&A Expenses	$110	$99	$219	$217

The table below provides a breakdown for Adjusted G&A Expenses:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Management and franchising	$65	$60	$132	$123
Owned and leased	3	2	5	5
Distribution	—	—	—	6
Overhead	42	37	82	83
Adjusted G&A Expenses	$110	$99	$219	$217

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Net Income (Loss) Attributable to Hyatt Hotels Corporation and Diluted Earnings (Losses) Per Class A and Class B Share to Adjusted Net Income Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings Per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss) attributable to Hyatt Hotels Corporation	$(3)	$359	$17	$881
Diluted earnings (losses) per share	$(0.03)	$3.46	$0.17	$8.42
Special items:
Transaction and integration costs (a)	82	10	105	18
Restructuring costs (b)	10	—	16	—
Asset impairments (c)	10	—	14	17
Unconsolidated hospitality ventures (d)	6	10	7	(69)
Utilization of Avendra and other proceeds (e)	5	4	10	10
(Gains) losses on sales of real estate and other (f)	2	(350)	2	(753)
Contingent consideration liabilities fair value adjustments (g)	(3)	(7)	(8)	(11)
(Gains) losses, net on marketable securities (h)	(5)	15	(15)	2
Fund (surpluses) deficits (i)	(5)	(1)	7	19
Other	(1)	(1)	—	(1)
Special items - pre-tax	101	(320)	138	(768)
Income tax (provision) benefit for special items (j)	(32)	119	(43)	126
Total special items - after-tax	$69	$(201)	$95	$(642)
Special items impact per diluted share	$0.71	$(1.93)	$0.97	$(6.13)
Adjusted net income attributable to Hyatt Hotels Corporation	$66	$158	$112	$239
Adjusted diluted earnings per share	$0.68	$1.53	$1.14	$2.29
(a) During the three months ended June 30, 2025 (Q2 2025) and during the six months ended June 30, 2025 (YTD 2025), we recognized transaction costs primarily related to the Playa Hotels Acquisition, and integration costs primarily related to Apple Leisure Group, Standard International, and Bahia Principe. During the three months ended June 30, 2024 (Q2 2024) and during the six months ended June 30, 2024 (YTD 2024), we recognized costs primarily related to pending transactions and the integrations of Apple Leisure Group, Dream Hotel Group, and Mr & Mrs Smith in transaction and integration costs on our condensed consolidated statements of income (loss).
(b) During Q2 2025 and YTD 2025, we recognized restructuring costs in other income (loss), net on our condensed consolidated statements of income (loss).
(c) During Q2 2025, we recognized $10 million of impairment charges related to property and equipment, operating lease right-of-use assets, and intangible assets. During YTD 2025, we recognized an additional $4 million of impairment charges related to intangible assets. During YTD 2024, we recognized a $15 million goodwill impairment charge in connection with the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino. The impairment charges were recognized in asset impairments on our condensed consolidated statements of income (loss).
(d) During Q2 2025, YTD 2025, and Q2 2024, we recognized impairment charges related to certain investments in unconsolidated hospitality ventures. During YTD 2024, we recognized a $79 million non-cash pre-tax gain related to the dilution of our ownership interest in an unconsolidated hospitality venture in equity earnings (losses) from unconsolidated hospitality ventures on our condensed consolidated statements of income (loss).
(e) During Q2 2025, YTD 2025, Q2 2024, and YTD 2024, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels in reimbursed costs and depreciation and amortization expenses on our condensed consolidated statements of income (loss). The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(f) During Q2 2024, we recognized pre-tax gains related to the sales of Park Hyatt Zurich ($257 million) and Hyatt Regency San Antonio Riverwalk ($100 million) and a pre-tax loss related to the sale of Hyatt Regency Green Bay ($4 million) in gains (losses) on sales of real estate and other on our condensed consolidated statements of income (loss). Additionally, during YTD 2024, we recognized pre-tax gains related to the UVC Transaction ($231 million) and the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino ($172 million) in gains (losses) on sales of real estate and other on our condensed consolidated statements of income (loss).
(g) During Q2 2025 and YTD 2025, we recognized fair value adjustments related to Dream Hotel Group, Standard International, and Bahia Principe. During Q2 2024 and YTD 2024, we recognized fair value adjustments related to Dream Hotel Group. These fair value adjustments were recognized in other income (loss), net on our condensed consolidated statements of income (loss).
(h) During Q2 2025 and YTD 2025, we recognized net gains primarily due to realized gains on our previously-held ordinary shares in Playa Hotels, partially offset by the change in fair value of our marketable securities. During Q2 2024 and YTD 2024, we recognized net losses, primarily due to the change in fair value of our marketable securities. These net gains and net losses, respectively, were recognized in other income (loss), net on our condensed consolidated statements of income (loss).
(i) During Q2 2025 and Q2 2024, we recognized net surpluses and during YTD 2025 and YTD 2024, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition. During Q2 2025 and YTD 2025, the net deficit and net surplus, respectively, was recognized in revenues for reimbursed costs, reimbursed costs, and depreciation and amortization expenses, and during Q2 2024 and YTD 2024, the net surplus and net deficit, respectively, was recognized in revenues for reimbursed costs, reimbursed costs, and other income (loss), net on our condensed consolidated statements of income (loss).
(j) Q2 2024 includes a $61 million tax impact related to certain YTD 2024 transactions.

Hyatt Hotels Corporation
Adjustments to Owned and Leased Segment from Sold Assets
Sold assets include the following owned and leased hotels: Hyatt Regency Aruba Resort Spa and Casino (1Q24), Park Hyatt Zurich (2Q24), Hyatt Regency San Antonio Riverwalk (2Q24), Hyatt Regency Green Bay (2Q24), Hyatt Regency Orlando (3Q24), and Hyatt Regency O'Hare Chicago (4Q24) as well as the following unconsolidated hospitality ventures: Park Hyatt Los Cabos at Cabo Del Sol hotel and residences (4Q24) and Hyatt Centric Downtown Nashville (4Q24).

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total adjustment to segment revenues from sold assets (a)	$—	$—			$—

Adjustment to segment Adjusted EBITDA from sold hotels (b) (c)	$1	$—			$1
Adjustment to segment Adjusted EBITDA from sold unconsolidated hospitality ventures (d)	—	—			—
Total adjustment to segment Adjusted EBITDA from sold assets	$1	$—			$1

	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold assets (a)	$(119)	$(82)	$(42)	$(16)	$(259)

Adjustment to segment Adjusted EBITDA from sold hotels (c)	$(37)	$(28)	$(11)	$(1)	$(77)
Adjustment to segment Adjusted EBITDA from sold unconsolidated hospitality ventures (d)	(1)	(1)	(1)	—	(3)
Total adjustment to segment Adjusted EBITDA from sold assets	$(38)	$(29)	$(12)	$(1)	$(80)

(a) Represents the owned and leased segment revenues contribution in each period for hotels that have been sold as of June 30, 2025 and for which the Company entered into long-term management or franchise agreements upon sale.
(b) Relates to certain tax expenses during the Company's period of ownership relating to a hotel sold in 2024.
(c) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of June 30, 2025 and for which the Company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale.
(d) Represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have been sold as of June 30, 2025. Includes the net impact from an unconsolidated hospitality venture, for which our ownership percentage was diluted from 50.0% to 38.8% as a result of its initial public offering.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow
Other than with respect to the Playa Hotels Acquisition, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 Outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2025 Outlook Range
	Hyatt (Ex-Playa)		Playa[1]		Consolidated
[1] Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025. Transaction costs and other expenses associated with the Playa Real Estate Transaction are included for 2025 Adjusted Free Cash Flow and Net Income outlook.

	Low	High	Low	High	Low	High
Net income (loss) attributable to Hyatt Hotels Corporation	$135	$165	$(113)	$(112)	$22	$53
Contra revenue	67	67	—	—	67	67
Reimbursed costs, net (a)	130	120	—	—	130	120
Stock-based compensation expense (b)	70	70	5	5	75	75
Transaction and integration costs	51	46	110	120	161	166
Depreciation and amortization	323	323	—	—	323	323
Equity (earnings) losses from unconsolidated hospitality ventures	22	22	—	—	22	22
Interest expense	205	205	108	108	313	313
(Gains) losses on sales of real estate and other	2	2	—	—	2	2
Asset impairments	14	14	—	—	14	14
Other (income) loss, net	(123)	(138)	—	—	(123)	(138)
(Benefit) provision for income taxes	133	163	(40)	(36)	93	127
Net income attributable to noncontrolling interests	4	9	—	—	4	9
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	52	62	—	—	52	62
Adjusted EBITDA	$1,085	$1,130	$70	$85	$1,155	$1,215
(a) Reimbursed costs are presented net of revenues for reimbursed costs as the Company cannot forecast the gross amounts without unreasonable effort.
(b) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses, and excludes amounts recognized in transaction and integration costs.

	Low	High	Low	High	Low	High
G&A expenses	$535	$545	$5	$7	$540	$552
Less: Rabbi trust impact	(18)	(18)	—	—	(18)	(18)
Less: Stock-based compensation expense	(67)	(67)	(1)	(1)	(68)	(68)
Adjusted G&A Expenses	$450	$460	$4	$6	$454	$466

	Low	High	Low	High	Low	High
Net cash provided by operating activities	$483	$533	$(260)	$(240)	$223	$293
Capital expenditures	(150)	(150)	(65)	(65)	(215)	(215)
Free Cash Flow	$333	$383	$(325)	$(305)	$8	$78
Cash taxes on asset sales	117	117	—	—	117	117
Costs associated with the Playa Hotels Acquisition (c)	—	—	310	290	310	290
Adjusted Free Cash Flow	$450	$500	$(15)	$(15)	$435	$485
(c) Includes transaction and integration costs incurred during the six months ended June 30, 2025 and expected in the second half of the year, as well as interest on the delayed draw term loan facility through December 31, 2025 and other costs associated with the acquisition.

Hyatt Hotels Corporation
Outlook: 2025 Playa Outlook by Quarter
Other than with respect to the Playa Hotels Acquisition, no disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 Outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

(in millions)		Playa Outlook Range (a)
	Q2 2025	Q3 2025		Q4 2025		Full Year 2025
	Actuals	Low	High	Low	High	Low	High
REVENUES:
Gross fees (b)	$—	$(2)	$(2)	$(3)	$(3)	$(5)	$(5)
Owned and leased	$47	$138	$148	$169	$190	$354	$385
Distribution	$—	$—	$—	$—	$—	$—	$—
Other revenues	$—	$—	$—	$—	$—	$—	$—

EXPENSES:
Adjusted G&A Expenses (c)	$—	$2	$3	$2	$3	$4	$6
Owned and leased (c)	$33	$117	$122	$125	$134	$275	$289
Distribution	$—	$—	$—	$—	$—	$—	$—
Other direct costs	$—	$—	$—	$—	$—	$—	$—

Playa Contribution to Adjusted EBITDA	$14	$17	$21	$39	$50	$70	$85
(a) Assumes the Playa Real Estate Transaction does not close before December 31, 2025 and that the real estate acquired as part of the Playa Hotels Acquisition is held through December 31, 2025. Transaction costs and other expenses associated with the Playa Real Estate Transaction are included for 2025 Adjusted Free Cash Flow and Net Income.
(b) Fees include the removal of franchise fees paid to Hyatt by Playa prior to the Playa Hotels Acquisition.
(c) Excludes stock-based compensation expense as amounts are not included in Adjusted EBITDA.

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a measure that is not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests and our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA, primarily based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•management and hotel services agreement and franchise agreement assets (key money assets) amortization and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for reimbursed costs;
•reimbursed costs that we intend to recover over the long term;
•stock-based compensation expense;
•transaction and integration costs;
•depreciation and amortization;
•equity earnings (losses) from unconsolidated hospitality ventures;
•interest expense;
•gains (losses) on sales of real estate and other;
•asset impairments;
•other income (loss), net; and
•benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with our prior-period and forecasted results as well as our industry and competitors.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.
We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners.

Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted G&A Expenses, as we define it, is a non-GAAP measure. Adjusted G&A Expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted G&A Expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted Net Income (Loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the management and franchising segment and distribution segment divided by Adjusted EBITDA, excluding overhead and eliminations. Our management uses this calculation to assess the composition of the Company's earnings.
Average Daily Rate ("ADR")
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Bahia Principe Transaction
During the year ended December 31, 2024, the Company entered into a shareholders' agreement with an unrelated third party and acquired 50% of the outstanding shares of Management Hotelero Piñero, S.L. The joint venture, which is a variable interest entity, owns the Bahia Principe brand and manages Bahia Principe Hotels & Resorts-branded properties. As we are the primary beneficiary of the joint venture, we consolidate the operating results and financial position of the entity in our condensed consolidated financial statements.

Comparable Owned and Leased Margin
We define comparable owned and leased margin as the difference between comparable owned and leased revenues and comparable owned and leased expenses. Comparable owned and leased revenues is calculated by removing non-comparable hotels revenues from owned and leased revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased expenses is calculated by removing both non-comparable owned and leased expenses and the impact of expenses funded through rabbi trusts from owned and leased expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within the management and franchising segment. "Comparable owned and leased" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. We may use variations of comparable owned and leased to specifically refer to comparable owned and leased hotels or our all-inclusive resorts, for those properties that we own or lease within the owned and leased segment. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at current-period exchange rates. These restated amounts are then compared to our current-period reported amounts to provide operationally driven variances in our results.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales and costs associated with the Playa Hotels Acquisition. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures, cash taxes on asset sales, and costs associated with the Playa Hotels Acquisition and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.
Net Package ADR
Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Net Package Revenue Per Available Room ("RevPAR")
Net Package RevPAR is the product of the Net Package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of packages comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a property or group of properties. Occupancy measures the utilization of a property's available capacity. We use occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable ADR levels as demand for property rooms increases or decreases.
Playa Hotels Acquisition
On June 17, 2025, the Company completed the acquisition of Playa Hotels & Resorts N.V. ("Playa Hotels" or "Playa"), a leading owner, operator, and developer of all-inclusive resorts in Mexico, the Dominican Republic, and Jamaica, for a purchase price of $13.50 per share, or an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired.
Playa Real Estate Transaction
On June 29, 2025, affiliates of the Company entered into a definitive agreement to sell the entirely of Playa's owned real estate portfolio, acquired from Playa on June 17, 2025, for $2.0 billion to Tortuga Resorts ("Tortuga"), a joint venture between an affiliate of KSL Capital Partners, LLC and Rodina, subject to customary closing conditions and approval from Mexican anti-trust authorities. Hyatt and Tortuga will enter into 50-year management agreements for 13 of 15 Playa’s owned assets with terms in-line with Hyatt’s existing all-inclusive fee structure, while the remaining two properties are under separate contractual arrangements.
RevPAR
RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
Standard International Transaction
During the year ended December 31, 2024, we acquired 100% of the issued and outstanding equity interests of certain entities collectively doing business as Standard International for $150 million of base consideration, subject to customary adjustments related to working capital, cash, and indebtedness, and up to an additional $185 million of contingent consideration to be paid upon the achievement of certain milestones related to the development of additional hotels and/or potential new hotels identified by the sellers through 2028.
UVC Transaction
During the six months ended June 30, 2024, we completed a restructuring of the entity that owns the Unlimited Vacation Club paid membership program business and sold 80% of the entity to an unrelated third party for $80 million. As a result of the transaction, we deconsolidated the entity as we no longer have a controlling financial interest, and we account for our remaining 20% ownership interest as an equity method investment in an unconsolidated hospitality venture. We continue to manage the Unlimited Vacation Club business under a long-term management agreement and license and royalty agreement. The operating results of the Unlimited Vacation Club business prior to the UVC Transaction are reported within our distribution segment.